UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Oct. 31, 2019

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-31387	NORTHERN STATES POWER COMPANY			41-1967505
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events
Jeffers Wind and Community Wind North Repowering Acquisition
On Oct. 31, 2019, the Minnesota Public Utilities Commission (MPUC) approved Northern States Power Company-Minnesota's (NSP-Minnesota), a Minnesota corporation, and a wholly owned subsidiary of Xcel Energy Inc., request to acquire the Jeffers and Community Wind North wind facilities in western Minnesota from Longroad Energy. The wind farms will have approximately 70 MW of capacity after being repowered. The repowering is expected to be completed by December 2020 and qualify for the full production tax benefit. The $135 million asset acquisition is projected to provide customer savings of approximately $7 million over the life of the facilities.
Minnesota Electric Rate Case
On Nov. 1, 2019, NSP-Minnesota filed a three-year electric rate case with the MPUC. The request is driven by ongoing investments in carbon free electrical generation, distribution and transmission infrastructure, advanced grid infrastructure and technology systems, as well as higher business expenses and lower sales.
The proposed electric rates reflect a three-year increase in revenues of approximately $201.4 million (6.5%) in 2020, with subsequent incremental increases of $146.4 million (4.8%) in 2021 and $118.3 million (3.9%) in 2022. This represents a total increase of $466.1 million, or 15.2% for the three years. The rate case is based on a requested return on equity (ROE) of 10.2%, a 52.5% equity ratio, an average electric rate base of $9.0 billion for 2020, $9.3 billion for 2021 and $9.8 billion for 2022.
NSP-Minnesota intends to engage parties in settlement discussions in order to streamline the process. A final MPUC decision is anticipated in the first quarter of 2021.
In addition, NSP-Minnesota requested interim rates, subject to refund, of $122.0 million to be implemented in January 2020 and an incremental $144.0 million to be implemented in January 2021.
Alternative Petition
Separately, on Nov. 1, 2019, NSP-Minnesota filed an alternative petition, in which NSP-Minnesota would withdraw its general rate case and refrain from filing another rate case for one year if the MPUC were to approve an extension of true-up mechanisms for sales, capital and property taxes. NSP-Minnesota also requested that the MPUC defer any increase to the Nuclear Decommissioning Trust annual accrual until 2021.
NSP-Minnesota has asked that the MPUC consider the petition for approval of True-Up Mechanisms at the same time it considers the interim rate request, which the MPUC is expected to rule on in December 2019.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that are subject to certain risks, uncertainties and assumptions. Such forward-looking information includes, among other information, the expected impact of NSPM’s electric rate case and other statements identified by words such as "anticipate," “believe,” “could,” “estimate,” “expect,” "intend," "may," "objective," "outlook," "plan," "project," "possible," “potential,” "should," "will," "would," and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy's and NSPM's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and subsequent securities filings, that could cause actual results to differ materially from management expectations as suggested by such forward-looking information: changes in environmental laws and regulations; climate change and other weather, natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; ability to recover costs from customers; reductions in our credit ratings and the costs of maintaining certain contractual relationships; actions of credit rating agencies; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of NSPM to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; tax laws; operational safety; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force and third party contractor factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 1, 2019	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer and Director